3137897

State of California
Secretary of State

I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:

That the attached transcript of 1 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

JAN 15 2009

DEBRA BOWEN
Secretary of State

3137897

ENDORSED-FILED
IN THE OFFICE OF THE
SECRETARY OF STATE
OF THE STATE OF CALIFORNIA

JAN 14 2009

Articles of Incorporation
of
Biomass Secure Power, Inc.

One: The name of the corporation is Biomass Secure Power, Inc.

Two: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the **General Corporation Law** of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

Three: The initial agent for service of process and his address is George C. Pappas, 6152 Napa Circle, Huntington Beach, CA 92647.

Four: This corporation is authorized to issue only one class of shares which shall be designated "common" shares. The total number of shares authorized to be issued is 100,000 shares.

Five: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California Law.

Six: The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California Law.

Dated: January 13, 2009

Robert M Stone
ROBERT M. STONE, Incorporator

OFFICE OF THE SECRETARY OF STATE